UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): SEPTEMBER 1, 2015

SCRIPPS NETWORKS INTERACTIVE, INC.

(Exact name of Registrant as Specified in Its Charter)

Ohio	1-34004	61-1551890
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9721 Sherrill Boulevard Knoxville, Tennessee		37932
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (865) 694-2700

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets.

As previously reported by Scripps Networks Interactive, Inc. (the “Company”) on a Current Report on Form 8-K, on July 6, 2015, Southbank Media, Ltd. (“Southbank”), an indirect wholly-owned subsidiary of the Company, filed with the Polish Financial Supervision Authority (the “PFSA”) and publicly announced the tender offer documentation required under Polish law to effectuate a tender to purchase 100% of the outstanding shares of TVN at a price of 20.00 Polish Zloty (“PLN”) per TVN share . The total value of the TVN shares Southbank intended to purchase in the tender offer amounted to approximately PLN 3,218 million at the time.

On September 1, 2015, Southbank completed the tender offer process in accordance with applicable Polish law. As a result of the tender offer, Southbank acquired an additional 156.7 million of TVN shares for an aggregate consideration in the amount of approximately PLN 3,134 million.  Following the completion of the tender offer, Southbank, directly and indirectly, owns 336.0 million of TVN shares, representing approximately 98.8% of TVN’s outstanding voting share capital.

As a result of its acquisition of over 90% of TVN’s outstanding voting share capital, on September 3, 2015, Southbank filed with the PFSA the squeeze-out documentation required under Polish law to effect a mandatory squeeze-out of the remaining shareholders in TVN by acquiring all of their shares in TVN at a price of PLN 20.00 per TVN share, or approximately PLN 84.0 million in the aggregate (the “Squeeze-out”). In accordance with Polish law, a 5-day squeeze-out subscription period will commence on September 23, 2015, during which period Southbank will acquire all of the TVN shares it currently does not own from the remaining TVN shareholders. The price offered to the TVN shareholders in the Squeeze-out may be adjusted by Southbank prior to the commencement of such 5-day period as required under Polish law in order to reflect up-to-date market information.  The Squeeze-out is expected to be completed on or about September 28, 2015, following which Southbank intends to delist TVN’s shares from the Warsaw Stock Exchange. The timing of such delisting has not yet been determined.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SCRIPPS NETWORKS INTERACTIVE, INC.

Date: September 3, 2015	By:	/s/ Lori A. Hickok
Lori A. Hickok
Executive Vice President and Chief Financial Officer